Exhibit 10(e)

GRANT AGREEMENT for use from March 1, 2026

Name:	fld_NAME_AC	Employee ID:	fld_EMPLID

Grant Date:	expGRANT_DATE
Grant ID:	fld_GRANT_NBR
Amount:	0
Plan:	fld_DESCR
Vesting Schedule:	fld_HTMLAREA1

Restricted Stock Units

    THIS GRANT AGREEMENT, as of the Grant Date noted above between HP Inc., a Delaware Corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

    WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company's continued growth; and

    WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted restricted stock units representing hypothetical shares of the Company’s common stock (“RSUs”), with each RSU equal in value to one share of the Company’s $0.01 par value common stock (“Share”), subject to the restrictions stated below and in accordance with the terms and conditions of the plan named above (“Plan”), a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus. The Plan and the related prospectus also can be obtained by written or telephonic request to the Company Secretary. Unless otherwise defined in this Grant Agreement, any capitalized terms in this Grant Agreement shall have the meaning ascribed to such terms in the Plan.

    THEREFORE, the parties agree as follows:

1.Grant of Restricted Stock Units.
Subject to the terms and conditions of this Grant Agreement and of the Plan, the Company hereby grants to the Employee the number of RSUs set forth above.

2.Vesting Schedule.
The interest of the Employee in the RSUs shall vest according to the vesting schedule set forth above, or if earlier, in accordance with Section 8 or 9, below, except to the extent a severance plan applicable to the Employee provides otherwise. Unless the provisions of Section 8 or 9 apply, the Employee must remain in the employ of the Company, any Subsidiary or Affiliate on a continuous basis through the close of business on the applicable Vesting Date, as set forth above, and the Employee must be in compliance with the requirements and conditions provided for in the Plan and this Grant Agreement for the interest of the Employee in the RSUs to become fully vested on that date.

3.Benefit Upon Settlement.
Within 75 days of each Vesting Date set forth on the above vesting schedule or, if earlier, a vesting event pursuant to Section 8 or 9 below, the Company shall deliver or pay, as applicable, to the Employee (or the Employee’s guardian, estate or beneficiary in the event of Section 8(a) or 9) Shares or a combination of cash and Shares, as the Company determines in its sole discretion, with a value equal to:

(a)    the number of RSUs that have become vested as of such vesting date or vesting event, as applicable, multiplied by the Fair Market Value of a Share on the date on which such RSUs vested; plus

(b)    a dividend equivalent payment credited in the form of additional RSUs for each ordinary cash dividend the Company pays on its Shares and for which the record date occurs between the grant date and the date the RSUs are settled, determined by:
(1)multiplying the per share cash dividend paid by the Company on its Shares by the total number of RSUs that are outstanding as of the record date for the dividend; and
(2)dividing the amount determined in (1) above by the Fair Market Value of a Share on the dividend payment date to determine the number of additional whole and fractional RSUs to be credited to the Employee;
provided, however, that if any aggregated dividend equivalent payments in Section (b)(2) above to be delivered in Shares result in a payment of a fractional Share, such fractional Share shall be rounded up to the next whole Share.

Notwithstanding the foregoing, the Company may, in its sole discretion, settle the RSUs in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law; (ii) would require the Employee, the Company and/or any Subsidiary or Affiliate to obtain the approval of any governmental and/or regulatory body in the Employee's country; (iii) would result in adverse tax consequences for the Employee, the Company or any Subsidiary or Affiliate; or (iv) is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle the RSUs in the form of Shares but require the Employee to sell such Shares immediately or within a specified period of time following the Employee’s termination of employment (in which case the Employee expressly authorizes the Company to issue sales instructions on the Employee's behalf).

4.Restrictions.
Except as otherwise provided for in this Grant Agreement, the RSUs or rights granted hereunder may not be sold, pledged or otherwise transferred. The period of time between the Grant Date and the date the RSUs become fully vested pursuant to Section 2 is referred to herein as the “Restriction Period.”
5.Custody of Restricted Stock Units.
The RSUs subject hereto shall be recorded in an account with the Plan broker in the name of the Employee. Upon termination of the Restriction Period, if the Company determines, in its sole discretion, to deliver Shares pursuant to Section 3 above, such Shares shall be released into the Employee’s account; provided, however, that a portion of such Shares shall be surrendered in payment of Tax-Related Items, as defined and in accordance with Section 12 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of Tax-Related Items.

6.No Stockholder Rights.
RSUs represent hypothetical Shares. Until Shares are delivered to the Employee pursuant to the terms of this Grant Agreement, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders, including, without limitation, the receipt of dividends.

7.Termination of Employment.
Except as otherwise provided for in this Grant Agreement or in the Plan or as otherwise determined by the Company in its sole discretion, if the Employee's employment with the Company, any Subsidiary or Affiliate is terminated at any time for any reason prior to the lapse of the Restriction Period, all unvested RSUs granted hereunder shall be forfeited by the Employee, except to the extent a severance plan applicable to the Employee provides otherwise.

For purposes of this Grant Agreement, the Employee's employment or service will be considered terminated as of the date the Employee is no longer actively providing services to the Company, any Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or retained or the terms of the Employee's employment or service agreement, if any) and will not be extended by any notice period (e.g., the Employee's period of employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Employee is employed or retained or the terms of the Employee's employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Employee's employment or service is terminated for purposes of this Grant Agreement (including whether the Employee may still be considered to be providing service while on a leave of absence).

8.Disability or Involuntary Termination of the Employee.
If the Employee’s employment is terminated prior to the end of the Restriction Period by reason of either (a) the Employee’s Total and Permanent Disability or (b) the Employee's involuntary termination of employment by the Company or a Subsidiary or Affiliate without Cause (as defined in the Plan), all RSUs shall immediately vest including any amounts for dividend equivalent payments on RSUs that vest at termination. The Company’s obligation to vest the RSUs under this paragraph is subject to the condition that (i) the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company no later than the date immediately prior to the date of the Employee’s termination of employment, (ii) the Employee has not engaged in any conduct that creates a conflict of interest in the opinion of the Company during the Employee’s active employment with the Company, and (iii) the Employee is in compliance with any-post employment restrictions in the ARCIPD during the period in which the RSU remains outstanding.

9.Death of the Employee.
In the event that termination of employment prior to the end of the Restriction Period is due to the death of the Employee, all unvested RSUs shall immediately vest including any amounts for dividend equivalent payments on such vested RSUs.

10.Termination for Cause.
Upon termination of the Employee’s employment for Cause (as defined in the Plan), then all unvested RSUs shall be forfeited by the Employee on the date of the Employee’s termination, except to the extent a severance plan applicable to the Employee provides otherwise. Such forfeiture shall occur regardless of whether the Employee has satisfied any applicable age and service requirements for retirement.

11.Section 409A.
The following provisions apply to the extent the Employee is subject to taxation in the U.S. Payments made pursuant to the Plan and this Grant Agreement are intended to comply with or qualify for an exemption from Section 409A of the Code (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Grant Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in the reduction of benefits payable under this Grant Agreement, as the Company determines are necessary or appropriate to ensure that all RSUs and dividend equivalent payments are made in a manner that qualifies for an exemption from, or complies with, Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A: provided however, that the Company makes no representations that the RSUs or dividend equivalents will be exempt from any taxes, interest, and/or penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU. For the avoidance of doubt, the Employee hereby acknowledges and agrees that neither the Company nor any Affiliate or Subsidiary will have any liability to the Employee or any other party if any amounts payable under this Grant Agreement are not exempt from, or compliant with, Section 409A, or for any action taken by the Company with respect thereto. Any payments under this Grant Agreement, the settlement of which is triggered by a "separation from service" (within the meaning of Section 409A) of a "specified employee" (as defined under Section 409A), shall be made on a date that is the earlier of (a) the Employee’s death or (b) the later of the specified settlement date and the date which is six months after the date of the Employee’s separation from service.

12.Taxes.
(a)The Employee shall be liable for any and all taxes, including income tax, social insurance, fringe benefits tax, payroll tax, payment on account, employer taxes or other tax-related items related to the Employee’s participation in the Plan and legally applicable to or otherwise recoverable from the Employee by the Company and/or, if different, the Employee’s employer (the “Employer”) whether incurred at grant, vesting, sale, prior to vesting or at any other time (“Tax-Related Items”). In the event that the Company or the Employer (which, for purposes of this Section 12, shall include a former employer) is required, allowed or permitted to withhold taxes as a result of the grant or vesting of RSUs or the issuance or subsequent sale of Shares acquired pursuant to such RSUs, or due upon receipt of dividend equivalent payments or dividends, the Employee shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all Tax-Related Items that the Company or the Employer has to withhold or that are legally recoverable from the Employee (such as fringe benefit tax) at the time the restrictions on the RSUs lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment. However, with respect to any RSUs subject to Section 409A, the Employer shall limit the surrender of Shares to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A. The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-Related Items. The Employee agrees to pay any Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by Applicable Law.

(b)Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of RSUs or dividend equivalents, including, but not limited to, the grant, vesting or settlement of RSUs or dividend equivalents, the subsequent delivery of Shares and/or cash upon settlement of such RSUs or the subsequent sale of any Shares acquired pursuant to such RSUs and receipt of any dividends or dividend equivalent payments; and (ii) notwithstanding Section 11, do not commit to and are under no obligation to structure the terms or any aspect of this grant of RSUs and/or dividend equivalents to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including minimum and maximum applicable rates in the Employee’s jurisdiction(s), in which case the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)The Employee agrees to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt of RSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 3 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(e)The Employee consents and agrees that in the event the RSUs or the dividend equivalents become subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the RSUs and dividend equivalents. Further, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 12. The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

13.Data Privacy Consent.
(a)The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Company, its Subsidiaries or Affiliates, and the Employer for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

(b)The Employee understands that the Company, its Subsidiaries and Affiliates, and the Employer may hold certain personal information about the Employee, including, but not limited to, name, home address, email address and telephone number, date of birth, social security number, passport number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company, details of all RSUs, options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”) for the exclusive purpose of implementing, managing and administering the Plan.

(c)The Employee understands that Data may be transferred to Merrill Lynch, Deloitte Tax LLP and any third parties assisting in the implementation, administration and management of the Plan (together “Service Providers”) , that these recipients may be located in the Employee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Company is committed to protecting the privacy of Data in such cases. The Employee understands that by contract both with the Company and/or any of its Subsidiaries or Affiliates and with the Service Providers and/or the Company’s other vendors, the people and companies that have access to the Employee’s Data are bound to handle such Data in a manner consistent with the Company’s privacy policy and law. The Company periodically performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments. The Employee further understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan.

(d)The Employee understands that if the Employee resides outside the United States, the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. Further, the Employee understands that the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the Employee’s consent, the Employee's employment status or service with the Company or the Employee’s Employer will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Employee RSUs or other equity awards or administer and manage the Employee’s participation in the Plan. Therefore, the Employee understands that refusing or withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that the Employee may contact the Employee’s local human resources representative.

(e)Further, the Employee understands that the Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request that the Employee provide another data privacy consent. If applicable and upon request of the Company or a Subsidiary or Affiliate, the Employee agrees to provide an executed data privacy consent or acknowledgement (or any other consents, acknowledgements or agreements) to the Company or a

Subsidiary or Affiliate that the Company and/or a Subsidiary or Affiliate may deem necessary to obtain under the data privacy laws in the Employee’s country of employment, either now or in the future. The Employee understands that the Employee may be unable to participate in the Plan if the Employee fails to execute any such acknowledgement, agreement or consent requested by the Company and/or a Subsidiary or Affiliate.

By electronically accepting RSUs on the Merrill Lynch website, the Employee is declaring that the Employee agrees with the data processing practices described in this Section 13 and that the Employee consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned therein for the purposes described therein.

14.Plan Information.
The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with Applicable Laws outside the United States, from the Long-term Incentives website and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the Company's website at https://investor.hp.com/home/default.aspx. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Employee hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.Acknowledgment and Waiver.
The Employee understands, acknowledges and agrees that:

(a)except as provided in Sections 8 and 9, the vesting of the RSUs is earned only by continuing employment with the Company or one of its Subsidiaries or Affiliates and that being hired and granted RSUs will not result in the RSUs vesting;

(b)this Grant Agreement and its incorporated documents reflect all agreements on its subject matters and the Employee is not accepting this Grant Agreement based on any promises, representations or inducements other than those reflected in this Grant Agreement;

(c)all good faith decisions and interpretations of the Committee regarding the Plan and RSUs granted under the Plan are binding, conclusive and final;

(d)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(e)the Plan is operated and the RSUs are granted solely by the Company and only the Company is a party to the Grant Agreement; accordingly, any rights the Employee may have under this Grant Agreement may be raised only against the Company but not any Subsidiary or Affiliate (including, but not limited to, the Employer);

(f)no Subsidiary or Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Employee under this Grant Agreement;
(g)the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or other awards, or benefits in lieu of RSUs, even if Shares or RSUs have been granted in the past;

(h)all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(i)the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party;

(j)the Employee is voluntarily participating in the Plan;
(k)RSUs and their resulting benefits are extraordinary items that are outside the scope of the Employee’s employment contract, if any;

(l)RSUs and their resulting benefits are not intended to replace any pension rights or compensation;

(m)RSUs and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(n)unless otherwise agreed by the Company, the RSUs and their resulting benefits are not granted as consideration for, or in connection with, the service the Employee may provide as a director of a Subsidiary or Affiliate;

(o)this grant of RSUs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of RSUs will not be interpreted to form an employment contract with any Subsidiary or Affiliate;

(p)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(q)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs or recoupment of any Shares acquired under the Plan resulting from (i) termination of Employee’s employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or retained or the terms of the Employee's employment or service agreement, if any), and/or (ii) the application of any recoupment policy or any recovery or clawback policy otherwise required by law, and in consideration of the grant of the RSUs to which the Employee is otherwise not entitled, the Employee agrees not to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate and releases the Company, the Employer and any other Subsidiary and Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(r)the Company, the Employer or any other Subsidiary or Affiliate will not be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States dollar that may affect the value of the RSUs or any amounts due to the Employee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement;

(s)if the Company determines that the Employee has engaged in misconduct prohibited by Applicable Law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under Applicable Law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate, (i) recover from the Employee the proceeds from RSUs vested up to three years prior to the Employee’s termination of employment or any time thereafter, (ii) cancel the Employee’s outstanding RSUs, and (iii) take any other action it deems to be required and appropriate; and

(t)the delivery of any documents related to the Plan or Awards granted under the Plan, including the Plan, this Grant Agreement, the Plan prospectus and any reports of the Company generally provided to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail or other such means of electronic delivery specified by the Company. The Employee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Employee by contacting the Company in writing in accordance with Section 18(m). If the attempted electronic delivery of any document fails, the Employee will be provided with a paper copy of such document. The Employee may revoke the Employee’s consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Employee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised electronic mail address in accordance with Section 18(m). The Employee is not required to consent to the electronic delivery of documents.

16.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

17.Additional Eligibility Requirements Permitted.
In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire Restriction Period and through the date the RSU is to be granted or settled. If such separate documents are required by the Company and the Employee does not accept them within 75 days of the Grant Date or such other date as of which the Company shall require in its discretion, this RSU shall be canceled and the Employee shall have no further rights under this Grant Agreement.

18.Miscellaneous.
(a)The Company shall not be required to treat as owner of RSUs and any associated benefits hereunder, any transferee to whom such RSUs or benefits shall have been transferred in violation of any of the provisions of this Grant Agreement.

(b)The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.

(c)The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Employee that provides more favorable vesting. Notwithstanding the foregoing, nothing in the Plan or this Grant

Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee, including, without limitation, any agreement that imposes restrictions during or after employment regarding confidential information and proprietary developments. This Grant Agreement is governed by the laws of the state of Delaware without regard to its conflict of law provisions.

(d)If the Employee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(e)The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)Notwithstanding Section 18(c), the Company’s obligations under this Grant Agreement and the Employee’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent. In the event that the Employee breaches the arbitration agreement or the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(g)A waiver by the Company of a breach of any provision of this Grant Agreement shall not operate or be construed as a waiver of any other provision of this Grant Agreement, or of any subsequent breach by the Employee or any other Participant.

(h)The Employee acknowledges that, depending on the Employee or broker’s country of residence or where the Company Shares are listed, the Employee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Employee's ability to acquire, sell or otherwise dispose of Shares or rights to Shares during times the Employee is considered to have “inside information” regarding the Company (as defined by the laws in the Employee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Employee placed before the Employee possessed inside information. Furthermore, the Employee cold be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is the Employee’s responsibility to comply with any applicable restrictions and that the Employee should to consult the Employee’s personal advisor on this matter.

(i)Notwithstanding any provisions in this Grant Agreement, for any Employee who resides and/or works in a country other than the United States, the grant of the RSUs shall be subject to any additional (or, if so indicated, different) terms and conditions set forth in the Appendix to this Grant Agreement for the Employee’s country of employment (account of residence, if different), if any. Moreover, if the Employee relocates to, or otherwise becomes subject to the laws, rules and/or regulations of, one of the countries included in the Appendix, the additional (or, if so indicated, different) terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal, regulatory, tax or administrative reasons. The Appendix, if any, constitutes part of this Grant Agreement.

(j)The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(k)All RSUs granted and/or Shares issued under this Grant Agreement are subject to claw back under the Company policy as in effect from time to time.

(l)Any notice required or permitted hereunder to the Employee shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company.

(m)Any notice to be given under the terms of this Grant Agreement to the Company will be addressed in care of Attn: Global Equity at HP Inc., 1501 Page Mill Road, Palo Alto, California 94304, USA.

(n)The Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Employee’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Employee's country. The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in the Employee’s country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of the Employee's participation in the Plan to the Employee’s country through a designated bank or broker within a certain time after receipt. The Employee acknowledges that it is the Employee’s responsibility to be compliant with such regulations, and the Employee is advised to consult the Employee’s personal legal advisor for any details.

19.Forfeitures and Recoupment.

(a)Recoupment Policy. The RSUs granted hereunder, any Shares issued pursuant to the RSUs and any proceeds therefrom shall be subject to and remain subject to any incentive compensation clawback or recoupment policy of the Company (i) currently in effect, (ii) as may be adopted by the Company to comply with applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder and Section 303A.14 of the New York Stock Exchange Listed Company Manual) or (iii) as may be adopted by the Company to facilitate the Company’s objectives related to eliminating or reducing fraud, misconduct, wrongdoing, or violations of law by an employee or other service provider or related to improving the Company’s governance practices or similar considerations and, in each case, as may be amended from time to time (the “Policy”), with the provisions contained in such Policy deemed incorporated into this Grant Agreement without Employee’s additional or separate consent.

(b)Recoupment Authorization. For purposes of the foregoing, the Employee expressly and explicitly authorizes the Company to issue instructions, on the Employee's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any Shares and other amounts acquired pursuant to this RSU to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that this Grant Agreement and the Policy conflict, the terms of the Policy shall prevail.

HP Inc.

Bruce Broussard
Interim CEO

    Carol Surface
Chief People Officer

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note: Your grant is subject to the terms and conditions of this Grant Agreement, including any Appendix for your country of employment, and to the Company obtaining all necessary government approvals. If you have questions regarding your grant, please contact global.equity@hp.com.